EXHIBIT 99.1

NEWS RELEASE 18-05-095 2901 Butterfield Road, Oak Brook, Ill. 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Contact:

Georganne Palffy, The Inland Real Estate Group of Companies, Inc (Analysts)

(630) 218-8000 Ext 2358 or palffy@inlandgroup.com

Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)

(630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES TAX ALLOCATION OF 2006 CASH DISTRIBUTIONS

Oak Brook, Ill. February 26, 2007 – Inland Western Retail Real Estate Trust, Inc. today announced the tax allocation of the cash distributions paid during 2006 on its common shares.

Stockholders receiving cash distributions in 2006 have or will receive a Form 1099-DIV, mailed the last week of January, summarizing the allocation of his or her cash distributions. Therefore, the tax allocation provided in this press release is provided for informational purposes only.  Stockholders are advised to consult with their tax advisors about the specific tax treatment of cash distributions paid by Inland Western Retail Real Estate Trust, Inc. in 2006.

Inland Western Retail Real Estate Trust, Inc. currently pays an annual cash distribution of $0.6425 per share, disbursing equal portions of $0.053542 per share to stockholders on a monthly basis. The December distribution with a record date of December 31, 2006 and payment date of January 10, 2007, is reportable for the tax year in 2007, and is not reflected in the 2006 tax allocation. The following table, presented on a per share basis, summarizes the tax allocation determined by Inland Western Retail Real Estate Trust, Inc.

Common Shares CUSIP: 45750W106

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Nontaxable Dividends
12/31/05	01/10/06	$0.054569	$0.024799	$0.029770
01/31/06	02/10/06	$0.053542	$0.024332	$0.029210
02/28/06	03/10/06	$0.053542	$0.024332	$0.029210
03/31/06	04/10/06	$0.053551	$0.024336	$0.029215
04/30/06	05/10/06	$0.053542	$0.024332	$0.029210
05/31/06	06/09/06	$0.053542	$0.024332	$0.029210
06/30/06	07/10/06	$0.053542	$0.024332	$0.029210
07/31/06	08/10/06	$0.053542	$0.024332	$0.029210
08/31/06	09/11/06	$0.053542	$0.024332	$0.029210
09/30/06	10/10/06	$0.053542	$0.024332	$0.029210
10/31/06	11/10/06	$0.053542	$0.024332	$0.029210
11/30/06	12/11/06	$0.053542	$0.024332	$0.029210
TOTAL		$0.643540	$0.292455	$0.351085

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the ownership and management of strategically located multi-tenant shopping centers and single-user net lease properties.  As of December 31, 2006, the portfolio consisted of 306 properties totaling approximately 45 million square feet, located in 38 states and one Canadian province.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages over $18 billion in assets.  For further information, please see the company website at www.inland-western.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.